PROSPECTUS SUPPLEMENT (To Prospectus dated May 1, 2001)	Filed Pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933 Registration Statement No. 333-59284

ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes Due 2011

RECENT DEVELOPMENTS

          In the prospectus, we state that the identification and consummation of strategic acquisitions is one of our key business strategies and that we do not expect any acquisitions in which we were engaged in negotiations, as of the date of the prospectus, to total more than $60.0 million. Consistent with our strategy, we continue to be engaged in negotiations involving potential acquisitions of complementary businesses. Some of these acquisitions may be significant and could therefore substantially exceed that $60.0 million level.

This prospectus supplement, together with the prospectus, is to be used by Credit Suisse First Boston Corporation in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. Credit Suisse First Boston Corporation may act as principal or agent in such transactions.

June 21, 2001